Exhibit 10.1

Liberty Alliance, Inc.

Promissory Note

June 20, 2006	$47,920

Liberty Alliance, Inc., a Nevada corporation, (The Company) for value received, hereby promises to pay, on demand, to 1 ,1 Zamora Corp, (Note Holder) the principal amount of Forty-seven Thousand Nine Hundred Twenty Dollars ($47,920), together with interest on the unpaid principal balance at the rate of 6% per annum for forty-eight months beginning December 15, 2003, compounded annually.

The obligation to make payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, or adjustment whatsoever. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, and protest in taking any action to collect the payment of all sums owing hereon.

In the event of any default hereunder, the Company, hereby agrees to pay to the Note Holder reasonable attorney's fees, legal expenses, and lawful collection costs incurred in connection with the enforcement of this obligation in addition to all other sums due hereunder, regardless of whether litigation is actually commenced. The parties to, and the terms herein of this Note, shall be governed in all respects by the laws of the State of Utah.

In witness whereof, the Company has caused this Promissory Note to be executed and dated the day and year first above written.

Liberty Alliance, Inc.

By: /s/ Steven L White

Steven L. White, President